April 30, 2019
Neuberger Berman Advisers Management Trust
1290 Avenue of the Americas
New York, New York  10104-0002
Re:	Reorganizations to Combine Series of a Delaware Statutory Trust
Ladies and Gentlemen:
Neuberger Berman Advisers Management Trust, a Delaware statutory trust (“Trust”) ‑‑ on behalf of Guardian Portfolio and Large Cap Value Portfolio (each, a “Target”) and Sustainable Equity Portfolio (“Acquiring Fund”), each a segregated portfolio of assets (“series”) thereof1 ‑‑ has requested our opinion as to certain federal income tax consequences of Acquiring Fund’s proposed acquisition of each Target pursuant to a Plan of Reorganization and Dissolution that was approved and adopted by the Trust’s Board of Trustees at a meeting thereof held on December 13, 2018 (“Plan”).2  The Plan contemplates Acquiring Fund’s acquisition of all the Assets3 of each Target in exchange solely for voting shares of beneficial interest in Acquiring Fund and Acquiring Fund’s assumption of all Liabilities of each Target, followed by each Target’s distribution of those shares pro rata to its Shareholders in complete liquidation thereof (all the foregoing transactions involving Acquiring Fund and a Target are referred to herein collectively as a “Reorganization”).
In rendering this opinion, we have examined (1) the Plan, (2) the Combined Prospectus and Information Statement dated February 11, 2019, regarding the Reorganizations that was furnished to owners of Contracts that participate in one or more Targets through the investment divisions of a Separate Account or Accounts as of February 11, 2019 (“Information Statement”), (3) the letter addressed to those owners dated February 11, 2019, that accompanied the Information Statement, and (4) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”).  We have assumed, for those purposes, the accuracy and completeness of the information contained in all the Documents.  As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the conditions set forth in paragraph 4 of the Plan (as

1  Acquiring Fund and each Target are sometimes referred to herein as a “Fund.”
2  At that meeting, the Board of Trustees “RESOLVED, that the form, terms and provisions of the … Plan, in substantially the form discussed at this meeting, with such changes thereto as advised by counsel, hereby are authorized and approved in all respects.”  The Plan, which states that it was adopted as of December 13, 2018, consists of that form with those changes, if any.
3  Each capitalized term that is not defined herein has the meaning ascribed thereto in the Plan.

Neuberger Berman Advisers Management Trust
April 30, 2019

contemplated in paragraph 4.3(p) thereof, which provides, among other things, that we may assume satisfaction of all those conditions and may treat them as representations and warranties the Trust made to us) (each, a “Representation”).  We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or entity is, and as of the Effective Time will be, correct without that qualification.  We have also assumed that as to all matters for which a person or entity has represented that he, she, or it is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is and was no such plan, intention, understanding, or agreement.  Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganizations.
OPINION
With respect to each Reorganization, the Target participating therein, its Shareholders, and Acquiring Fund, it is our opinion that, based solely on the facts set forth in the Documents and the assumptions described above, and conditioned on all the Representations’ being true and complete at the Effective Time and the Reorganization’s being consummated in accordance with the Plan (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved), for federal income tax purposes:
(1)          Target’s transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund’s assumption of the Liabilities, followed by Target’s distribution of those shares pro rata to the Shareholders actually or constructively in exchange for their Target Shares and in complete liquidation of Target, will qualify as a “reorganization” (as defined in section 368(a)), and each Fund will be “a party to a reorganization” (within the meaning of section 368(b));
(2)          Target will recognize no gain or loss on the transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund’s assumption of the Liabilities or on the subsequent distribution of those shares to the Shareholders in exchange for their Target Shares;
(3)          Acquiring Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities;
(4)          Acquiring Fund’s basis in each Asset will be the same as Target’s basis therein immediately before the Reorganization, and Acquiring Fund’s holding period for each Asset will include Target’s holding period therefor (except where Acquiring Fund’s investment activities have the effect of reducing or eliminating an Asset’s holding period);

Neuberger Berman Advisers Management Trust
April 30, 2019

(5)          A Shareholder will recognize no gain or loss on the exchange of all its Target Shares solely for Acquiring Fund Shares pursuant to the Reorganization; and
(6)          A Shareholder’s aggregate basis in the Acquiring Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Target Shares it actually or constructively surrenders in exchange for those Acquiring Fund Shares, and its holding period for those Acquiring Fund Shares will include, in each instance, its holding period for those Target Shares, provided the Shareholder holds the latter as capital assets at the Effective Time.
Notwithstanding anything herein to the contrary, we express no opinion as to the effect of a Reorganization on Acquiring Fund, the Target participating therein, or any Shareholder thereof with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.
Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the IRS in existence at the Effective Time.  All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the Effective Time with respect to any such change or modification.  Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the IRS or any court.  Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the IRS, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.
Our opinion addresses only the specific federal income tax consequences of the Reorganizations set forth above and does not address any other federal, or any state, local, or foreign, tax consequences of the Reorganizations or any other action (including any taken in connection therewith). Our opinion also applies with respect to a particular Reorganization only to the extent Acquiring Fund and the Target participating therein is solvent, and we express no opinion about the tax treatment of any Reorganization if either Acquiring Fund or the Target participating therein is insolvent.  Finally, our opinion is solely for the addressee’s information and use and may not be relied on for any purpose by any other person without our express written consent.

Very truly yours,
/s/ K&L GATES LLP
K&L GATES LLP